EXHIBIT 99.1

Tech Data Corporation Reports Fiscal 2012 Second-Quarter Results

Sales, Net Income and Earnings Per Share Reach Second-Quarter Record Levels

Company Completes $200 Million Share Repurchase; Announces Another $100 Million Program

CLEARWATER, Fla., Aug. 18, 2011 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), one of the world's largest wholesale distributors of technology products, today announced results for its fiscal second quarter ended July 31, 2011.

Results At A Glance
($ in millions, except per share amounts)	Three months ended July 31, 2011	Three months ended July 31, 2010	Six months ended July 31, 2011	Six months ended July 31, 2010

Net sales	$ 6,449.5	$ 5,474.0	$ 12,781.6	$ 11,095.0
Operating income	$ 78.8	$ 65.8	$ 154.5	$ 135.2
Operating income margin	1.22%	1.20%	1.21%	1.22%
Net income attributable to shareholders of Tech Data Corporation	$ 50.1	$ 40.9	$ 98.8	$ 86.5
Net income per diluted share attributable to shareholders of Tech Data Corporation	$ 1.10	$ 0.82	$ 2.11	$ 1.70

Net sales for the second quarter ended July 31, 2011, were $6.45 billion, an increase of 18 percent from $5.47 billion in the prior-year second quarter. The strengthening of certain foreign currencies against the U.S. dollar during the second quarter of fiscal 2012, compared to the same period of the prior year, positively impacted the year-over-year net sales comparison by approximately 9 percentage points. Operating income for the second quarter grew 20 percent to $78.8 million, or 1.22 percent of net sales, compared to operating income of $65.8 million, or 1.20 percent of net sales in the prior-year second quarter. Second-quarter net income attributable to shareholders of Tech Data Corporation increased 23 percent to $50.1 million, compared to $40.9 million in the prior year period. Earnings per diluted share increased 34 percent to  $1.10, compared to $0.82 for the same period of the prior year.

"Strong execution by our teams in both regions resulted in another record sales and earnings quarter for the company," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "In spite of global macro-economic uncertainty and volatile markets, our strategic focus on execution, diversification and innovation, together with our resilient business model, enabled Tech Data to grow sales, achieve double-digit earnings growth, generate strong operating cash flow and earn an excellent return on invested capital of 15 percent. In addition, we have completed $200 million in share repurchases this year, bringing our cumulative total to $800 million since 2005. And our board has authorized another $100 million repurchase program, strongly reinforcing our commitment to creating value for our shareholders."

Second-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.70 billion, or 42 percent of worldwide net sales, representing an increase of 4 percent over the prior-year second quarter. Net sales in Europe totaled $3.75 billion, or 58 percent of worldwide net sales, representing an increase of 30 percent (14 percent increase on a euro basis) over the prior-year second quarter.

  Gross margin for the second quarter was 5.28 percent, compared to 5.25 percent in the prior-year second quarter.

  Selling, general and administrative expenses (SG&A) were $262.1 million, or 4.06 percent of net sales, compared to $221.8 million, or 4.05 percent of net sales in the prior-year second quarter.The increase in SG&A expenses was primarily attributable to a stronger euro, operating expenses related to acquisitions made in the prior fiscal year and increased costs to support growth.

  Operating income in the Americas for the second quarter was $47.6 million, or 1.77 percent of net sales, compared to $44.6 million, or 1.72 percent of net sales in the prior-year second quarter. In Europe, the company generated operating income of $33.9 million, or 0.90 percent of net sales, compared to operating income of $23.8 million, or 0.83 percent of net sales in the prior-year second quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).

  Cash provided by operations during the second quarter totaled approximately $264 million. The company's net cash position at July 31, 2011 was $418 million.

  During the second quarter, the company purchased 3.2 million shares of its common stock, at a cost of $148.7 million, completing the $200 million share repurchase program announced earlier this year.  Since 2005, the company has purchased $800 million, or 20.4 million shares, of its common stock.

Six-Month Results

Net sales for the six-month period ended July 31, 2011 were $12.78 billion, an increase of 15 percent from $11.10 billion for the six-month period ended July 31, 2010. The strengthening of certain foreign currencies against the U.S. dollar positively impacted the year-over-year six-month period net sales comparison by approximately 6 percentage points. On a regional basis, the Americas represented 42 percent of net sales, increasing 5 percent to $5.31 billion from $5.06 billion for the prior-year period. Europe represented 58 percent of net sales, increasing 24 percent (14 percent on a euro basis) to $7.47 billion from $6.03 billion for the six-month period ended July 31, 2010.

For the six-month period ended July 31, 2011, the company recorded operating income of $154.5 million, or 1.21 percent of net sales, compared with operating income of $135.2 million, or 1.22 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $98.8 million, or $2.11 per diluted share, for the six-month period ended July 31, 2011. This compared to net income attributable to shareholders of Tech Data Corporation of $86.5 million, or $1.70 per diluted share, in the prior-year period.

Commitments and Contingencies

As previously disclosed, in fiscal 2011, a Brazilian appellate court ruled against the company's Brazilian subsidiary regarding the imposition of certain taxes on payments abroad related to the licensing of commercial software products, commonly referred to as "CIDE tax."  The company believes it has valid defenses in this matter; however, in order to appeal this ruling through the court system, the Brazilian subsidiary may be required to make a deposit or to provide a guarantee to the courts for the amount of the tax, estimated to be approximately $35 million as of July 31, 2011. In addition, the Brazilian subsidiary has been undergoing several examinations of non-income-related taxes.  Due to the complex nature of the Brazilian tax system, the company is currently unable to determine the likelihood of these examinations resulting in assessments from the local tax authorities. Such assessments cannot be reasonably estimated at this time, but could be material to Tech Data's results of operations for any particular period, depending on the level of financial results for such period. However, the company believes such assessments, if they were to occur, would not materially affect its overall financial position or liquidity.

Share Repurchase Program

Tech Data's Board of Directors has authorized a share repurchase program for up to $100 million of the company's common stock. The company's share repurchases will be made on the open market, through block trades, through Rule 10b5-1 plans or otherwise. The amount of shares purchased and the timing of the purchases will be based on working capital requirements, general business conditions and other factors, including alternative investment opportunities. The company intends to hold the repurchased shares in treasury for general corporate purposes.

Business Outlook

"For the third quarter, we expect year-over-year mid-single digit organic sales growth in both regions, in local currencies. We remain confident in our ability to achieve our stated goals of double-digit operating income and earnings growth, as well as return on invested capital within a range of 14 to 16 percent for the fiscal year, excluding special charges, if any, that may be incurred related to our Brazilian subsidiary. In addition, we believe that in this fiscal year, we will continue to make progress on our three-year operating margin target of exceeding 1.5 percent, before stock compensation expense, in fiscal year 2013," said Dutkowsky.

Webcast Details

Tech Data will discuss its second-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic instability, competition, narrow margins, dependence on information systems, acquisitions and dispositions, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources; fluctuations in interest rates, foreign currency exchange rates; exposure to foreign markets, changes in income tax and other regulatory legislation, potential adverse effects of litigation; changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of August 18, 2011. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $24.4 billion in net sales for the fiscal year ended January 31, 2011 and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
($ in thousands, except per share amounts)
	Three months ended July 31,		Six months ended July 31,
	2011	2010	2011	2010
Net sales	$6,449,461	$5,473,961	$12,781,589	$11,095,016
Cost of products sold	6,108,623	5,186,424	12,107,289	10,514,676
Gross profit	340,838	287,537	674,300	580,340
Selling, general and administrative expenses	262,063	221,779	519,842	445,096
Operating income	78,775	65,758	154,458	135,244
Interest expense	8,089	7,329	16,730	13,917
Other expense (income), net	(212)	(94)	454	(370)
Income before income taxes	70,898	58,523	137,274	121,697
Provision for income taxes	19,142	17,691	36,798	35,221
Consolidated net income	51,756	40,832	100,476	86,476
Net loss (income) attributable to noncontrolling interest	(1,649)	23	(1,668)	12
Net income attributable to shareholders of Tech Data Corporation	$ 50,107	$ 40,855	$ 98,808	$ 86,488

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$ 1.11	$ 0.82	$ 2.14	$ 1.71
Diluted	$ 1.10	$ 0.82	$ 2.11	$ 1.70
Weighted average common shares outstanding:
Basic	45,097	49,612	46,129	50,537
Diluted	45,596	49,986	46,736	51,012

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
($ in thousands)
	July 31,	January 31,
ASSETS	2011	2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$ 905,138	$ 839,934
Accounts receivable, net	2,833,724	2,896,671
Inventories	1,878,911	2,205,394
Prepaid expenses and other assets	198,006	181,147
Total current assets	5,815,779	6,123,146
Property and equipment, net	91,242	94,315
Other assets, net	290,045	270,831
Total assets	$6,197,066	$6,488,292
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans and current maturities of long-term debt, net	$ 424,320	$ 434,435
Accounts payable	2,985,230	3,223,962
Accrued expenses and other liabilities	503,413	562,638
Total current liabilities	3,912,963	4,221,035
Long-term debt, net	62,810	60,076
Other long-term liabilities	65,315	68,754
Total liabilities	4,041,088	4,349,865
Equity attributable to shareholders of Tech Data Corporation	2,129,168	2,114,466
Noncontrolling interest	26,810	23,961
Total equity	2,155,978	2,138,427
Total liabilities and equity	$6,197,066	$6,488,292

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
($ in thousands)

	Three months ended		Three months ended
	July 31, 2011		July 31, 2010
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$47,635	1.77%	$44,580	1.72%
Europe	33,855	0.90%	23,838	0.83%
Stock-based compensation	(2,715)	(0.04)%	(2,660)	(0.05)%
Worldwide total	$78,775	1.22%	$65,758	1.20%

	Six months ended		Six months ended
	July 31, 2011		July 31, 2010
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$95,508	1.80%	$88,870	1.76%
Europe	64,132	0.86%	51,483	0.85%
Stock-based compensation	(5,182)	(0.04)%	(5,109)	(0.05)%
Worldwide total	$154,458	1.21%	$135,244	1.22%

Return on Invested Capital (ROIC)
($ in millions)
	Twelve months ended	Twelve months ended
	July 31, 2011	July 31, 2010
Net Operating Profit After Tax (NOPAT):
Operating Income – GAAP	$353	$293
Tax Provision	95	73
NOPAT – GAAP	$258	$220

Average Invested Capital:
Short-term debt (5-qtr average)	$297	$75
Long-term debt (5-qtr average)	185	338
Shareholders' Equity (5-qtr average)	2,117	2,033
Total average capital	2,599	2,446
Less: Cash (5-qtr average)	(840)	(1,054)
Average invested capital less average cash	$1,759	$1,392
ROIC – as reported	15%	16%

Net Cash
($ in millions)
	July 31, 2011	January 31, 2011
Cash	$905	$840
Current debt, excluding convertible debentures	78	93
Long-term debt	63	60
Convertible debentures (net of discount) (1)	346	341
Total debt	487	494
Net Cash (Cash less total debt)	$418	$346

(1) In December 2006, $350 million of convertible debentures were issued. Shown net of discount of $3 million and $9 million for July 31, 2011 and January 31, 2011, respectively.
CONTACT: Investor contacts:
         Jeff Howells, 727-538-7825
         Executive Vice President and Chief Financial Officer
         jeff.howells@techdata.com

         Arleen Quinones, 727-532-8866
         Director, Investor Relations and Shareholder Services
         arleen.quinones@techdata.com